Exhibit 99.2

SUPPLEMENTAL BUSINESS INFORMATION (Unaudited)
SECOND QUARTER FISCAL 2007

Business Segment Variance-  Revenue

Sales variance for the Carbon Black Business between Q2 2007 and Q2 2006 was driven by higher volumes ($21 million) and positive foreign currency translation ($21 million) partially offset by lower pricing and unfavorable product mix ($17 million).  Sales variance for the Carbon Black Business between Q2 2007 and Q1 2007 was driven by higher volumes ($39 million) and positive foreign currency translation ($5 million) partially offset by lower pricing and unfavorable product mix ($30 million).

Sales variance for the Metal Oxides Business between Q2 2007 and Q2 2006 was driven by higher volumes ($5 million) and positive foreign currency translation ($3 million).  Sales variance for the Metal Oxides Business between Q2 2007 and Q1 2007 was driven primarily by higher volumes ($2 million).

Sales variance for the Supermetals Business between Q2 2007 and Q2 2006 was driven by lower volumes ($10 million) and lower pricing and unfavorable product mix ($5 million).  Sales variance for the Supermetals Business between Q2 2007 and Q1 2007 was driven by lower volumes ($18 million) and lower pricing ($7 million).

Business Segment Variance-  Profit Before Taxes (PBT)

PBT variance for the Carbon Black Business between Q2 2007 and Q2 2006 was driven by the benefit of lower raw material costs that exceeded lower pricing and unfavorable product mix ($28 million), higher volumes ($7 million) and a net benefit of foreign currency translation ($3 million), partially offset by higher R&D and administrative expenses ($8 million) and higher fixed costs of new capacity ($3 million). PBT variance for the Carbon Black Business between Q2 2007 and Q1 2007 was driven by higher volumes ($17 million), partially offset by lower pricing and unfavorable product mix that outpaced the benefit of lower raw material costs ($10 million) and higher administrative expenses ($6 million), due in part to a weaker U.S. dollar.

PBT variance for the Metal Oxides Business between Q2 2007 and Q2 2006 was driven primarily by higher volumes ($3 million) and lower raw material costs ($1 million). PBT variance for the Metal Oxides Business between Q2 2007 and Q1 2007 was driven by higher volumes ($2 million) and lower fixed costs ($2 million), which was offset by higher raw material costs ($2 million) and higher R&D and administrative expenses ($2 million).

PBT variance for the Supermetals Business between Q2 2007 and Q2 2006 was driven by lower volumes ($2 million), lower pricing and unfavorable product mix ($5 million) and the timing of certain costs ($3 million). PBT variance for the Supermetals Business between Q2 2007 and Q1 2007 was driven by lower volumes ($7 million), lower pricing ($7 million), the timing of certain costs ($4 million) and higher selling, technical and administrative expenses ($2 million).

Volume Changes-  Rubber Blacks Regional Detail

Region	Q2 2007 vs Q2 2006	Q2 2007 vs Q1 2007
North America	(7%)	23%
South America	6%	5%
Europe	4%	10%
Asia Pacific	(1%)	(2%)
China	26%	(2%)

Capital Expenditures

Cabot invested approximately $23 million in capital expenditures during the second quarter of 2007 compared to $52 million in the second quarter of 2006.

Open Market Share Repurchases

During the quarter, the Company repurchased 86,100 shares for a cash cost of approximately $3.8 million.  Approximately 1.5 million shares remain available for repurchase under the current Board of Directors’ authorization.

Working Capital

Working capital has increased by $6 million on a constant dollar basis ($18 million at actual exchange rates) through the second quarter of 2007 driven by a decrease in payables and accruals and an increase in raw material inventory, partially offset by a decrease in receivables.

Effective Tax Rate

The Company’s effective tax rate for net income from continuing operations was 29% for the second quarter of 2007.